Exhibit 99.B(d)(12)(viii)

FIFTH AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT
between

DIRECTED SERVICES, LLC

and

MORGAN STANLEY INVESTMENT MANAGEMENT INC. d/b/a VAN KAMPEN

This Fifth Amendment effective as of April 30, 2007, amends the Investment Subadvisory Agreement (the “Agreement”) dated the 11th day of March 2002, as amended, between ING Life Insurance and Annuity Company, succeeded by Directed Services, LLC, a Delaware limited liability company (the “Adviser”) and Morgan Stanley Investment Management Inc. d/b/a Van Kampen, a Delaware corporation (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and Subadviser are parties to the Agreement with respect to ING Partners, Inc.; and

WHEREAS, the parties wish to amend the Agreement as set forth below.

THEREFORE, in consideration of the mutual covenants contained herein, the parties agree to amend the Agreement as follows:

1.             Amended Appendix A of the Agreement is hereby deleted and replaced with the Amended Appendix A attached hereto.

2.             Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.             In all other respects, the Agreement is confirmed and remains in full force and effect.

4.             This Amendment shall become effective as of the date first written above.

AGREED AND ACCEPTED BY:

DIRECTED SERVICES, LLC		MORGAN STANLEY INVESTMENT
MANAGMENT INC. D/B/A VAN
KAMPEN

By:		By:
	Todd Modic	Name:
	Vice President	Title:

AMENDED APPENDIX A

to

INVESTMENT SUBADVISORY AGREEMENT

between

DIRECTED SERVICES, LLC

and

MORGAN STANLEY INVESTMENT MANAGEMENT INC. d/b/a VAN KAMPEN

Portfolios	Annual Subadviser Fee
(as a percentage of average daily net assets)

ING Van Kampen Equity and Income Portfolio	0.300% on the first $250 million of assets 0.250% on the next $300 million of assets 0.200% on assets over $550 million

ING Van Kampen Comstock Portfolio(1)	0.400% on the first $250 million of assets 0.375% on the next $250 million of assets 0.350% on the next $500 million 0.275% on assets over $1 billion

(1)           For purposes of calculating fees under this Agreement, the assets of the Series shall be aggregated with the assets of ING Van Kampen Capital Growth Portfolio, a series of ING Investors Trust, which is not a party to this Agreement.  The aggregated assets will be applied to the above schedule and the resulting fee shall be prorated back to each Series and its respective Adviser/Manager based on relative net assets.